Software License and Maintenance Agreement ("AGREEMENT")

THIS AGREEMENT IS BETWEEN MSS TECHNOLOGIES, INC. ("DISTRIBUTOR") AND EXABYTE CORPORATION HAVING ITS PRINCIPAL PLACE OF BUSINESS AT 2108 55 STREET BOULDER, CO 80303. The terms of this Agreement shall apply to the Software (defined below), and all Maintenance provided by MSS to Customer. For purposes of this Agreement, "Customer" shall include EXABYTE CORPORATION and its Affiliates (defined below).

THE LICENSED PRODUCTS ARE LICENSED BY MSS FROM J.D. EDWARDS WORLD SOURCE COMPANY, A COLORADO CORPORATION ("J.D. EDWARDS SOURCE"). J.D. EDWARDS AND J.D. EDWARDS SOURCE ARE OWNED ULTIMATELY BY J.D. EDWARDS & COMPANY, A DELAWARE CORPORATION. J.D. EDWARDS & COMPANY, J.D. EDWARDS WORLD SOLUTIONS COMPANY, AND J.D. EDWARDS SOURCE HAVE THEIR PRINCIPAL PLACES OF BUSINESS AT ONE TECHNOLOGY WAY, DENVER, COLORADO 80237. J.D. EDWARDS EUROPE, LTD. AND J.D. EDWARDS (ASIA PACIFIC) PTE. LTD HAVE THEIR PRINCIPAL PLACES OF BUSINESS AT DUBLIN, IRELAND AND SINGAPORE, RESPECTIVELY.

ARTICLE I. DEFINITIONS

For purposes of this Agreement, the following terms shall mean:

1. Accessory Software

Software delivered with the Licensed Products but which require Customer to agree to a separate license with a third party (such as a "pop up", "shrink wrap", "click" or other license) prior to their use.

2. Affiliate(s)

Those entities under common control and ownership of the entity first identified as the Customer above. Common control and ownership is defined as direct or indirect ownership of a voting interest of greater than fifty percent (50%) or the right or power, directly or indirectly, to elect a majority of the Board of Directors. Customer agrees to confirm the Affiliate status of an entity upon request by MSS. In the event an Affiliate ceases to comply with this definition, this Agreement will terminate solely as it relates to the former Affiliate in accordance with the termination provisions in Article IV, Section 9.

3. Attachment

The document by which Customer licenses the Licensed Products and orders Services and/or Maintenance and which shall, upon signature of both parties, be incorporated into this Agreement.

4. Client(s)

The computer (including operating system) or device used by Licensed Users to access and use the Licensed Products through the means of an end user software program or interface (including a web-browser or Java-enabled interface) and which processes and/or issues commands for processing on a Server. These include, but are not limited to, personal computers, network computers, Windows Terminals, and other similar hardware or display devices.

5. Confidential Information

The a) Licensed Products, b) Developed Software and c) other information of the parties when it is presented in printed, written, graphic, or photographic or other tangible form (but including information received, stored or transmitted electronically) and marked as "confidential", "Proprietary", "Disclosure Private", or "Restricted" by the Discloser. Confidential Information also includes information of the parties, when presented in oral form, that is recorded as written minutes or notes of such oral presentations and which are marked "Confidential" and provided to Recipient within thirty (30) days after the date of disclosure.

6. Customer System(s)

The Deployment Server(s), associated enterprise server(s), Clients, application and database servers, and other Servers on which the Licensed Products are installed and/or deployed by Customer.

7. Deployment Server(s)

The Server designated on an Attachment to this Agreement and utilzed to deploy the Licensed Products to the Clients, enterprise server and/or other Servers on which the Licensed Products reside in a distributed network environment.

8. Derived Software

Software programs or modifications to the Software created through the use of a development tool licensed hereunder and developed by Customer, its employees or third party agents (not MSS).

9. Developed Software

Software programs or modifications to the Licensed Products developed by MSS for Customer including source (if any) and object code for such Developed Software and any related documentation. MSS shall own all right, title and interest in any Developed Software.

10. Discloser

The party disclosing Confidential information.

11. License Fee

The fee defined in Article IV, Section 10(A).

12. Licensed Product(s)

The computer programming code, including object code and any source code which may be provided, for the software programs identified as Licensed Products in each Attachment to this Agreement, any Software Updates (as defined in the Maintenance Agreement) and the Published Product Specifications. The Licensed Products do not include Accessory Software.

13. Licensed Users

Users licensed to access and use the Licensed Products in accordance with any user type definitions(s) contained the Attachment(s) to this Agreement.

14. Published Product Specifications

All on-line help material included within the Licensed Products and all of the user, technical, and training guides (in whatever media) associated with the Licensed Products, as they may exist from time to time.

15. Recipient

The party receiving Confidential information.

16. Server

A device (including operating system) that processes the commands or requests of a Client or multiple clients, and/or that stores information for use by such Client(s).

17. Software

The Licensed Products and Developed Software.

18. Supported Platform(s) The hardware and software platforms which are supported by J.D. Edwards for specific release of the Licensed Products as documented from time to time in the Published Product Specifications.

ARTICLE II. SOFTWARE LICENSE ("LICENSE")

1. LICENSE GRANT

(A) Subject to the terms and conditions in this Agreement, MSS grants to Customer a non-exclusive, non-transferable, perpetual limited license to use the Licensed Products on the Customer System(s) indicated in any Attachments executed from time to time by the parties. MSS represents that it possesses all rights and interests in the Licensed Products necessary to enter into this Agreement. Customer has the right to use only the Licensed Products selected on any Attachment to this Agreement and shall have no right to use any other Licensed Products that are delivered to Customer but not selected and Licensed hereunder.

(B) Subject to the terms and conditions in this Agreement MSS grants to Customers a non-exclusive, non-transferable perpetual limited license to use any Developed Software.

(C) MSS grants to Customer the right to create Derived Software without the consent of MSS. Customer shall own all right, title and interest in and to any Derived Software except MSS shall retain sole ownership of such portions of the Derived Software that contain part or all of the Software. Use of such Software included in the Derived Software shall remain subject to the provisions of this Agreement.

2. LICENSE USE

(A) Customer shall use the Software only on the Customer System(s) identified in Attachments attendant to this Agreement or identified in writing as provided pursuant to subsection (D) of this section. Customer shall not copy the Software without the written permission of MSS except for a reasonable number of copies necessary for Customer's backup, archival and in-house disaster recovery purposes. Subject to the notification provisions contained in this Article, Customer may also copy the Software as reasonably necessary to support the maximum number of Licensed Users licensed under this Agreement. Customer will reproduce and include the patent, copyright, trade secret, trademark or other restrictive and proprietary legends from the original on all copies. All copies will be subject to the terms of this Agreement. Customer shall not allow the Software to be used by anyone other than its employees, except for those accesses provided for under Section 3 of this Article and Article IV, Section 2. The Software may not be used or sublicensed by Customer for the purpose of commercial timesharing, service bureau or other rental or sharing arrangements. MSS may, from time to time, deny Customer the right to license in or move the Software to certain countries in order to protect MSS' intellectual property interests.

(B) Customer shall not:

     (i) reverse engineer any part of the Software, provided, however, that if the Licensed Products are located in a jurisdiction whose laws explicitly permit some form or reverse engineering, Customer may do so solely to the extent so permitted by such law. Customer agrees to notify MSS prior to doing so;

      (ii) distribute, sell or otherwise transfer any part of the Software; and

      (iii) remove the patent, copyright, trade secret, trademark, or other proprietary protection legends or notices that appear on or in the Software.

(C) Customer may provide for disaster recovery services on a computer system provided for such purpose by a third party organization. The Software loaded upon a disaster recovery system will only be operational, other than for disaster recovery test purposes, in case of disaster conditions and inoperability of the Customer System(s). Customer agrees to cease using the Software on the disaster recovery system immediately upon restoration of the Customer System(s) to proper operating condition. Customer agrees to provide MSS an original of the MSS Non-disclosure Agreement executed by the third party organization and notice of the location, computer type, and model and serial number (if applicable) of the cpu(s) on which the Licensed Products will be installed. Customer agrees to be fully responsible to MSS for all damages for any unauthorized use, disclosure, or duplication of the Software resulting from its possession by the third party organization.

(D) Customer shall notify MSS in writing of any of the following changes:

      (i) a change in location of a Deployment Server or Customer System(s).

     (ii) a reallocation of the number of Licensed Users for any Deployment Server(s) or Customer System(s).

      (iii) a change in any model, feature, serial number, and allocation of Licensed Users for an AS/400 on which the WorldSoftware is installed.

In addition, Customer shall provide fifteen (15) days advance written notice for any change in the type of Supported Platform for any Customer System.

3. THIRD PARTY ACCESS

MSS agrees that Customer may allow its customers, vendors or other entities in a similar relationship to Customer to access the Licensed Products and use the same for the purpose of conducting inquiries and other limited activities so long as Customer can demonstrate the following:

      (i) none of the aforementioned entities, at any time, has access to J.D. Edwards' source code;

      (ii) their access is restricted to screen access and to those specific functions they are required to perform;

      (iii) under no circumstances will they use the Software to operate their own businesses;

      (iv) the provision of the J.D. Edwards software or services is not the primary purpose, value, performance, or cost of the relationship between Customer and the entity;

      (v) the entity does not compete with J.D. Edwards;

      (vi) such access is not a violation of the Article IV, Section 11, Export Controls; and

      (vii) each such user shall be licensed as a Licensed User under this Agreement.

In consideration of this grant of access by MSS, Customer agrees to take all necessary steps to insure that the Licensed Products and the trade secret, proprietary and/or confidential information contained within the Licensed Products are not disclosed under this provision to any person other than the entities described above who have a need for access and use as provided above. Customer further agrees to be responsible for all the acts and omissions of the third parties who are granted access under the Section as if they were Customer's own acts or omissions, and Customer agrees to indemnify MSS against any damages it incurs resulting from such accesses.

4. AUDIT

On MSS' written request, not more frequently than annually, Customer shall furnish MSS with a signed certification (i) verifying that the Licensed Products are being used pursuant to the provisions of this Agreement and Attachment(s), including the limitations on Licensed Users; and (ii) listing the locations and types of the Customer System(s), and the location of the Licensed Users (including user type) associated with each Customer System and at any other location accessing the Customer System(s) via remove access. MSS, not more frequently than annually and at its own expense, may audit Customer's use of the Licensed Products. Any such audit shall be conducted during regular business hours at Customer's facilities and shall not unreasonably interfere with Customer's business activities. If a certificate of an audit reveals that Customer has underpaid fees to MSS, Customer shall be invoiced for such underpaid fees at MSS' then-current list prices for the actual number of users. If the underpaid fees exceed [...***...] percent ([...***...]%) of the License Fees paid, then Customer also shall pay MSS' reasonable costs of conducting the audit.

ARTICLE III. SOFTWARE UPDATES/SUPPORT LINE
("MAINTENANCE")

1. MAINTENANCE SERVICES

(A) Maintenance includes the Software Updates and Support Line services. Customer may request and MSS will provide Maintenance for the Licensed Products licensed by customer under Article II of this Agreement to the same extent and degree that MSS makes such Maintenance generally available to its Customers. Customer may not elect to exclude any of the Licensed Products or Licensed Users from the Maintenance services during the Period of Coverage. If Licensed Products are being used in a client/server or distributed network environment ,Customer agrees to make a reasonable effort to establish and maintain an internal competency center or help desk which provides a central point of contact with the MSS Support Line to coordinate the Maintenance provided under this Agreement.

(B) Sixty (60) days prior to the end of the Period of Coverage MSS shall provide Customer with a quote to extend Maintenance for one (1) year at MSS' then current prices.

(C) Maintenance shall be provided in accordance with MSS' policies in effect at the beginning of each annual renewal of the Period of Coverage. Fees for the reinstatement of lapsed Maintenance shall be charged in accordance with MSS' policy for reinstatement fees in effect on the date of such reinstatement.

(D) All software or data delivered by the Support Line shall become part of the Licensed Products.

*Confidential Treatment Requested

(E) Customer is responsible for the installation of all software or data delivered by the Support Line, and upgrades from one release to the next of the Licensed Products.

ARTICLE IV. GENERAL

1. PROPRIETARY RIGHTS

(A) The Software provided under this Agreement has substantial monetary value and is proprietary to J.D. Edwards Source. The Software contains trade secrets, inventions, ideas, data, source and object codes, and other works of authorship protected by copyright and trade secret laws, and may be the subject of one or more pending patent applications or issued patents. The Licensed Products may also include copyrighted and proprietary material of third parties for which J.D. Edwards and J.D. Edwards Source have been granted a right to use and distribute. J.D. Edwards Source and any third party suppliers shall retain ownership of all rights, title and interest to their respective portions of the Licensed Products and all releases thereof. All enhancements and modifications made by MSS or J.D. Edwards which are provided under the warranty or Software Update provisions of this Agreement will remain proprietary to J.D. Edwards Source.

(B) Upon Knowledge of any unauthorized possession or use of, or access to, any Software licensed hereunder, Customer shall notify MSS as soon as possible. Customer shall promptly furnish MSS with full details of such situation, assist in, preventing any recurrence thereof, and cooperate at MSS or J.D. Edwards' expense in any litigation or other proceedings reasonably necessary to protect the intellectual property rights of J. D. Edwards' and J.D. Edwards Source.

(C) The Licensed Products contain software protection procedures which, in the event of unauthorized use, may limit access to the Licensed Products or which may limit the number of users having access to the Licensed Products. The function of these software protection procedures is more fully documented in J.D. Edwards Source's Published Product Specifications. The software protection procedures contained in the Licensed Products will only limit access to the Software and will not destroy any of Customer's programs or data. If the software protection procedures have been enabled when there is no unauthorized use by Customer, MSS will, on a highest priority basis, assist Customer in returning to normal operations at no charge to Customer.

2. MUTUAL NONDISCLOSURE

Pursuant to this Agreement, each party may, from time to time, furnish the other party to this Agreement with certain Confidential Information. Recipient will use the same care to avoid disclosure of such Confidential Information as it uses with its own similar confidential information which it does not wish to disclose, but such standard of care shall not be less than a reasonable standard of care. The Confidential Information, including any trade secret, confidential or proprietary information contained within the Confidential Information, is not to be disclosed to any persons other than the employees of Recipient. However, Confidential Information may be disclosed to counsel, consultants, subcontractors or agents of the Recipient who have a need to know, have been instructed that it is Confidential Information, and who have executed a nondisclosure agreement substantially in the form of this Section of the Agreement prior to such disclosure. The disclosure of Discloser's Confidential Information does not grant the Recipient any license or rights to any trade secrets, or under any patents or copyrights, except as expressly provided by the licenses granted in this Agreement. Except as otherwise provided in this Agreement, all Confidential Information is provided by the Discloser on an "as is" basis. The obligations of Recipient with respect to any particular portion of Confidential Information shall terminate (or shall not attach) when any of the following occurs:

     (i) It was in the public domain at the time of Discloser's communication to Recipient

     (ii) It entered the public domain through no fault of Recipient subsequent to the time of Discloser's communication to Recipient

     (iii) It was in Recipient's possession free of any obligation of confidence at the time of Discloser's communication to Recipient.

     (iv) It was independently developed by Recipient

     (v) Its disclosure is required by law, valid subpoena, or court or government order, provided, however, that Recipient provides prompt notice of such required disclosure and Recipient shall have made a reasonable effort to obtain a protective order or other reliable assurance affording it confidential treatment and limiting its use solely for the purpose for which the law or order requires.

Discloser understands that Recipient may develop information internally, or receive information from other parties, that may be similar to Discloser's information. Accordingly, nothing in this Agreement shall be construed as a representation or inference that Recipient will not independently develop products, for itself or for others, that compete with the products or systems contemplated by Discloser's information. The parties agree that a breach of the confidentiality obligations by Recipient shall cause immediate and irreparable monetary damage to Discloser and shall entitle Discloser to injunctive relief in addition to all other remedies.

3. WARRANTIES

(A) LICENSED PRODUCTS

(i) MSS Warrants that for a period of six (6) months following the date of Go-Live of the unmodified Licensed Products to Customer's first designated site, the Licensed Products will perform in all material respects in accordance with the J.D. Edwards Source Published Product Specifications in effect at the date of this Agreement. MSS further warrants that the J.D. Edwards Source Published Product Specifications are accurate in all material respects, provided maintenance is correct.

(ii) MSS warrants that the Licensed Products, when used in accordance with its Published Product Specifications, upon installation shall in all material respects be capable of accurately processing, providing and/or receiving date data from, into, and between the twentieth and twenty-first centuries (including the years 1999 and 2000 and leap year calculations), provided that all other products (e.g. hardware, software, middleware, firmware, and any other systems) used in combination with the Licensed Products properly exchange date data with the Licensed Products. In addition, for existing Customers who have previously licensed the World Software, this warranty shall not apply to WorldSoftware Release A7.2, CUM 7 and all earlier CUMs or Releases of the World Software, and it also shall not apply to WorldSoftware Release A7.3,, CUM 1 through CUM3.

(iii) MSS shall have no responsibility for problems in the Licensed Products included under (i) and (ii) above which are caused by alterations or modifications made by Customer or a third party, arising out of the malfunction of Customer's equipment, or caused by other software products not licensed by MSS.

(B) Maintenance

During the Period of Coverage, MSS warrants that the unmodified Licensed Products will perform in all material respects in accordance with the J.D. Edwards Source Published Products Specifications as they may exist during the Period of Coverage. Such Published Product Specifications shall be accurate in all material respects but shall be subject to amendment from time to time to conform with functionality contained in new releases of the Licensed Product.

4. WARRANTY EXCLUSION

(A) THIS AGREEMENT PROVIDES LICENSES AND SERVICES AND IS NOT A SALE OF GOODS.

(B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PRATICULAR PURPOSE. MSS MAKES NO WARRANTY, EXPRESS OR IMPLIED, REGARDING ACCESSORY SOFTWARE OR ANY MODIFIED PORTIONS OF THE SOFTWARE.

(C) MSS MAKES NO WARRANY AS TO THE ADEQUACY OR CAPACITY OF ANY HARDWARE OR THIRD PARTY SOFTWARE TO ATTAIN SOME OR ALL OF THE PERFORMANCE OBJECTIVES OF CUSTOMER. MANY FACTORS, INCLUDING BUT NOT LIMITED TO THE TYPE OF NETWORK, THE AMOUNT OF THE TOTAL NETWORK TRAFFIC, AND THE TYPE AND PATTERN OF USAGE OF THE LICENSED PRODUCTS OR OTHER SOFTWARE ON THE NETWORK WILL IMPACT THE PERFORMANCE OF THE LICENSED PRODUCTS INSTALLED ON SUCH NETWORK, THE LICENSED PRODUCTS WHEN INSTALLED IN A CLIENT/SERVER OR OTHER TYPE OF DISTRIBUTED NETWORK ENVIRONMENT, ARE SUBJECT TO CERTAIN MINIMUM HARDWARE AND SOFTWARE REQUIREMENTS PROVIDED BY MSS TO CUSTOMER, INCLUDING BUT NOT LIMITED TO, THE ENTERPRISE SERVER, DEPLOYMENT SERVER, AND CLIENTS.

5. EXCLUSIVE REMEDIES

For any breach of warranties contained in Section 3 of this Article, Customer's exclusive remedy shall be as follows:

(A) Licensed Products: Customer shall have six (6) months following Go-Live of the Licensed Products to Customer's first designated site to verify that the Licensed Products comply with the warranties contained in Section 3(A) of this Article. Customer shall provide written notice of any such nonconformance to MSS within this six (6) month period. Such notice shall be in sufficient detail to allow MSS to duplicate the nonconformance. MSS shall at no additional charge correct such nonconformance or provide a mutually acceptable plan for correction by ninety (90) days following the receipt of Customer's notice by MSS. Should MSS fail to provide such correction or mutually acceptable plan by such date, Customer's sole and exclusive remedy shall be to terminate this Agreement by written notice in accordance with the termination provisions contained in Section 9 of this Article. Such notice of termination must be received by MSS within fifteen (15) days following the date for correction or plan for correction. Upon such notice of termination, Customer shall be entitled to receive a refund of the License Fees paid.

(B) Maintenance: MSS agrees to correct any material nonconformance as described in Section 3(B) of this Article at no additional charge subject to the following conditions. MSS's obligation to provide corrections under this provision shall apply only to i) the most current release of the Licensed Products, and ii) only during the six (6) months after the general availability date of the most current release. However, this limitation does not limit Customer's access to corrections generally made available to all Customers subscribing Maintenance (through the issuance of cumulative updates or program temporary fixes). Customer shall provide notice to MSS in sufficient detail to allow MSS to duplicate the nonconformance. Should MSS fail to provide such correction, Customer's sole and exclusive remedy shall be to receive a refund of Maintenance fees paid for the Licensed Users associated with the non conforming Licensed Product(s) for the Period of Coverage during which the nonconformance occurred.

6. INDEMNITIES

(A) MSS shall indemnify, defend and hold Customer harmless from and against any loss, cost, damage, liability, or expense (including reasonable legal fees) suffered or incurred by Customer in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to the Licensed Products. This indemnity obligation shall apply only to the extent that that Customer promptly notifies MSS after Customer becomes aware of such claim, grants to MSS the authority to defend, compromise or settle the claim of infringement, and provides MSS any Customer information relevant to such claim. MSS shall have on liability for any claims of infringement that are based on i) a modification to Licensed Products, ii) the use of a prior or modified release if the infringement claim could have been avoided by the use of a current unmodified release, or iii) upon a use of the Licensed Products in a manner not contemplated within the Published Product Specifications.

(B) MSS further agrees that if Customer is prevented from using the Licensed Product(s) due to an actual or claimed infringement under subsection (A) of this Section, then at MSS's option, MSS shall promptly either:

     (i) procure for Customer, at MSS's expense the right to continue to use the Licensed Products.

     (ii) replace or modify the Licensed Product(s) at MSS' expense, so that the Licensed Product(s) become non-infringing or

     (iii) terminate the Agreement as it relates to the infringing Licensed Product and return Customer's License Fees for the infringing Licensed Product(s) in the event that neither (i) or (ii) are reasonably feasible

(C) Subsections (A) and (B) of this Section shall constitute MSS' entire obligation to Customer with respect to any claim of infringement.

(D)  (i) MSS shall defend and indemnify Customer, its employees, officers, directors and agents from and against all costs and damages due to injuries to persons or damage to real or tangible personal property proximately caused by MSS during the performance by MSS of this Agreement. However, this indemnity shall not apply to the extent that such injury or damage is caused by Customer's own negligence or willful misconduct.

     (ii) Customer shall defend and indemnify MSS, its employees, officers, directors and agents from and against all costs and damages due to injuries to persons or damage to real or tangible personal property proximately caused by Customer during the performance of this Agreement. However, this indemnity shall not apply to the extent that such injury or damage is caused by MSS' own negligence or willful misconduct.

7. LIMITED LIABILITY

EXCEPT FOR a) FAILURE TO COMPLY WITH THE PROPRIETARY RIGHTS OR b) THE INFRINGEMENT INDEMNITY PROVISIONS CONTAINED IN THIS AGREEMENT:

(A) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR A MONETARY AMOUNT GREATER THAN THE TOTAL AMOUNTS PAID OR DUE PURSUANT TO THIS AGREEMENT AND

(B) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OR INJURIES TO EARNINGS, PROFITS OR GOODWILL, OR FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY PERSON OR ENTITY WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

THE LIMITATIONS SET FORTH IN THIS SECTION SHALL APPLY EVEN IF ANY OTHER REMEDIES FAIL OF THEIR ESSENTIAL PURPOSE.

8. ARBITRATION

All disputes involving this Agreement, except actions arising under the patent and copyright provisions of the U.S. Code, shall be submitted to a panel of three (3) arbitrators appointed and operating under the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. Such panel shall include only persons with experience in the areas of information technology or computer software licensing, installation or implementation. Each party shall choose one (1) arbitrator, and the third arbitrator shall be chosen by the two (2) arbitrators selected by the parties. The arbitration hearing will be confidential and its location will be chosen by the party not initiating the arbitration or action. The written decision of the arbitrators shall be final, binding and convertible to a court judgment in any appropriate jurisdiction.

9. TERM AND TERMINATION

(A) The license granted under this Agreement shall remain in effect perpetually unless otherwise terminated under this Section.

(B) Customer may terminate this Agreement at any time upon thirty (30) days written notice to MSS, subject to subsection (D) and (E) below. Subject to subsection (D), Customer may terminate Article III of this Agreement without terminating the License portion of this Agreement.

(C) If either party materially breaches this Agreement, the other party may give written notice of its desire to terminate and the specific grounds for termination and, if such default is capable of cure, and the other party in default fails to cure the default within thirty (30) days of the notice, the other party may terminate this Agreement. If such default is incapable of cure, the other party may terminate this Agreement immediately upon written notice of its desire to terminate.

(D) Termination of this Agreement, or any portion of it, shall not limit either party from pursuing other remedies available to it, including injunctive relief. Such termination shall not relieve Customer of its obligation to pay all fees that have accrued or are otherwise owed by Customer under Articles II and IV, Section 10. Article IV, Sections 1,2,5,6,7,8,9(E),11,13(D), and 13(L) shall survive termination of this Agreement.

(E) Upon termination, the License to use the Software shall be immediately revoked and all Licensed Products and supporting materials will be returned to MSS within ten (10) days, or destroyed and an affidavit supplied to MSS certifying destruction.

10. PAYMENT

(A) In consideration for the License granted in Article II, Customer will pay to MSS the License Fees listed on any Attachment to this Agreement. Customer agrees to pay a deposit of $[...***...], to be applied to the Software license fees down payment of $[...***...], upon the execution of such Attachment. The software down payment plus [...***...] percent ([...***...]%) of the taxes, $[...***...], will be due any payable on or before December 31, 2003. Software will ship upon the receipt of the total down payment, the remaining software license fees balance of $[...***...] is due and payable within thirty (3) days from the software ship date.

(B) Customer shall pay Maintenance fees in accordance with any Maintenance Attachment attendant to this Agreement and subsequently as an annual charge. The first payment shall be due within thirty ((30) days of invoicing by MSS. If Customer fails to remit Maintenance fees, MSS with have no duty to provide Maintenance under Article III.

(C) In addition to the charges due under this Agreement, and even if Customer shall provide a tax exemption number or affidavit of exemption Customer shall be responsible for all taxes (including sales, use, property, excise, value added and gross receipts but not including taxes based on MSS' net income) and import duties and fees levied on Software and Maintenance provided under this Agreement. Customer agrees that if any of the foregoing is paid by MSS, Customer shall reimburse MSS for the amount paid plus any related expenses incurred and interest assessed. MSS accepts full and exclusive liability for the payment of all employer contributions and taxes measured by any payments to MSS' employees. In the event that Customer is required by any withholding tax or other similar law to deduct any amount from the amounts due to MSS under this Agreement, Customer agrees that it shall pay a sufficiently higher amount so that the net amounts received by MSS after such withholding equal what was invoiced.

(D) Customer agrees to pay for all uncontested amounts due under this Agreement, within [...***...] ([...***...]) days after the date of invoice. Customer shall have [...***...] ([...***...]) days after the invoice date to contest in good faith the amounts and items charged. Past due uncontested amounts will bear interest of one and one-half percent (1 1/2%) per month from the due date or the highest rate permitted by law if less.

(E) All payments made hereunder are nonrefundable except as specifically provided otherwise in this Agreement.

11. EXPORT CONTROLS

Customer shall not export, re-export, or otherwise transmit, directly or indirectly, any software, information, data, or other materials received under this Agreement, except in full compliance with all United States and other applicable acts, laws, and regulations. Customer shall indemnify, defend and hold harmless MSS from any loss, liability, cost or expense (including reasonable legal fees) related to any action arising from Customer's failure to comply with this section.

12. U.S. FEDERAL GOVERNMENT CONTRACTORS

The Licensed Products are provided to Customer as a commercial item strictly under the terms and conditions of this Agreement and include only those rights customarily available to the public. The Customer is not authorized to permit disclosure by any agency or other part of the Federal Government that exceeds in any way the use and disclosure rights (1) conveyed to Customer in this Agreement or (2) provide in FAR 12.212 (Computer Software) and (for Department of Defense use or disclosure) DFAR 227.7202-3 (Rights in Commercial Computer Software or Computer Software Documentation), whichever set of rights provided in (1) or (2) are the more restrictive. If an agency or other part of the Federal Government has a need for rights not conveyed under this Agreement, it must negotiate with MSS to determine if there are acceptable terms for transferring such rights. In such a case, a mutually acceptable written addendum to this Agreement specifically conveying such rights must be included in any contract between the parties.

*Confidential Treatment Requested

13. GENERAL

(A) The waiver of one breach hereunder shall not constitute the waiver of any other or subsequent breach.

(B) All notices shall be in writing and either i) sent by certified mail, postage prepaid, return receipt requested or ii) delivered by courier to the address written above or such other address as notified in writing to the other party. Notice shall be deemed to be made on the date received under i) and date delivered under ii).

(C) This Agreement shall be the most basic enumeration of the terms and conditions under which the contemplated transactions will be governed. An Attachment to this Agreement shall modify this Agreement to the extent of any conflict in terms. An Addendum shall modify this Agreement and any Attachment hereto to the extent of any conflict in terms. No amendments, modifications or supplements to this Agreement shall be binding unless in writing and signed by the parties. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part of, or affect the construction or interpretation of, the provisions of this Agreement.

(D) All disputes involving the subject matter of this Agreement, except actions arising under the patent and copyright provisions of the U.S. Code, shall be determined under the law of the State of Arizona without regard to its conflict of laws provisions. No action, regardless of form, relating to the subject matter of this Agreement, may be brought by either party more than one (1) year after the claiming, party knew or should have known of the cause of arbitration or action.

(E) Neither party shall be liable for any costs or damages resulting from its inability to perform any of its obligations under this Agreement due to a natural disaster, or actions or decrees of governmental bodies not the fault of the affected party ("Force Majeure Event"). A Force Majeure Event shall not constitute a breach of the Agreement.

(F) Customer understands that MSS' business partners are independent entities and, except to the extent they are acting as subcontractors pursuant to a Consulting and Technical Services Agreement, MSS is not liable for nor bound by any acts of such business partner.

(G) If any provision of this Agreement is held to be invalid or unenforceable, such decision shall not affect the validity or enforceability of the Agreement or any of the remaining provisions.

(H) Except as provided in this subsection, this Agreement may not be assigned by either party and any attempted assignment shall be void. However, either party may, upon written notice to the other party, assign this Agreement to any Affiliate. MSS may assign this Agreement in the event of the sale of all or substantially all of its assets or equity.

(I) This Agreement shall be prepared in two identical and original counterparts. If a counterpart shall be prepared in a language other than English, then the non-English counterpart shall be for convenience only and shall not affect the performance or interpretation of this Agreement. Likewise, the exchange of a fully executed Agreement by fax (whether by separately executed counterparts or otherwise) shall be fully binding on the parties with respect to the terms and conditions of this Agreement.

J) All amounts stated in and payable under this Agreement shall be denominated in United States Dollars and shall be payable in ready funds in United States Dollars to MSS' designated United States bank account. Unless otherwise agreed to by the parties. MSS will invoice all amounts to the Customer's address as it appears on Page One of this Agreement. However, Training will be billed in accordance with the then current training invoicing policy for related to currency and location of Training.

(K) The parties hereto are independent contractors and neither party nor its employees, directors, agents, or consultants shall hold itself out to be or allow itself to be considered as an agent or employee of the other party.

(L) Neither party shall publicly announce or disclose the terms and conditions of this Agreement except that MSS may refer to Customer as MSS' customer in sales calls, customer lists, and other similar external communications.

(M) The parties agree that this Agreement is not subject to and shall not be interpreted by the United Nations Convention on Contracts for the International Sales of Goods.

(N) Any purchase order or other instrument of Customer accompanying either an Attachment to this Agreement or a Customer payment is for Customer's internal use only and its terms shall not alter or amend the terms of this Agreement.

This Agreement, including its terms and conditions and its Attachments and Addenda is a complete and exclusive statement of the agreement between the parties, which supersedes all prior concurrent proposals and understandings, whether oral or written and all other communications between the parties relating to the subject matter of this Agreement. This Agreement shall not be effective until executed by Customer and accepted by an authorized representative of MSS.
By execution, signer certifies that signer is authorized to accept and execute this Agreement on behalf of MSS. Accepted by MSS and effective as of November 26, 2003.	By execution, signer certifies that signer is authorized to execute this Agreement on behalf of Customer.
MSS Technologies, Inc.	Exabyte Corporation
By: /s/ Michael Hawksworth	By: /s/ Robert M. Ariniello
Name: Michael Hawksworth	Name: Robert M. Ariniello
Title:	Title: VP Customer Unit